Aames 2002-1

Mortgage Pass-Through Certificates

Series 2002-1

Prepayment Detail Report for April 25, 2002 Distribution
Prepayment Detail Report - Loans Prepaid in Full During Current Distribution
SUMMARY					LOAN GROUP

Total Loan Count = 2					Loan Group 1 = Group 1 Group
Total Original Principal Balance = 170,000.00
Total Prepayment Amount = 169,733.66

Loan Number		Original			Current	State &	Type Prepayment
&	Loan	Principal	Prepayment	Prepayment	Note	LTV at	&	Origination
Loan Group	Status	Balance	Amount	Date	Rate	Origination	Original Term	Date

1160060 1		130,000.00	130,000.00	Mar-29-02	10.625%	IL - 35.62%	Paid Off - 360	Feb-08-02
696196 1		40,000.00	39,733.66	Apr-01-02	11.000%	NY - 53.33%	Repur/Subs - 180	Nov-01-01

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